Exhibit 99.1

Rex Energy Corporation Announces Closing of Offer to Exchange Outstanding 8.875% Senior Notes due 2020 and 6.250% Senior Notes due 2022 for New 1.00%/8.00% Senior Secured Second Lien Notes due 2020 and Shares of Common Stock

STATE COLLEGE, Pa., March 31, 2016 – Rex Energy Corporation (the “Company”) (Nasdaq: REXX) announced today that it has completed its previously announced exchange offer and consent solicitation related to the Company’s outstanding 8.875% Senior Notes due 2020 (the “2020 Notes”) and 6.250% Senior Notes due 2022 (the “2022 Notes” and, together with the 2020 Notes, the “Existing Notes”). The Company offered to exchange (the “Exchange Offer”) any and all of the Existing Notes held by eligible holders for up to (i) $675,000,000 aggregate principal amount of the Company’s new Senior Secured Second Lien Notes (the “New Notes”) and (ii) 10,125,000 shares of the Company’s common stock (the “Shares”), upon the terms and subject to the conditions set forth in the Company’s Confidential Offering Memorandum and Consent Solicitation Statement (the “Offering Memorandum”), dated February 3, 2016, as supplemented by the Supplement to the Offering Memorandum dated March 14, 2016 and the Second Supplement to the Offering Memorandum dated March 22, 2016, and the related revised Letter of Transmittal, dated March 14, 2016. Concurrently with the Exchange Offer, the Company solicited consents (the “Consent Solicitation”) from eligible holders to proposed amendments to the indentures governing the Existing Notes to eliminate certain restrictive covenants (the “Indenture Amendments”).

The Exchange Offer and Consent Solicitation expired at 9:00 a.m., New York City time, on March 30, 2016. In exchange for $323,980,000 in aggregate principal amount of the 2020 Notes, representing approximately 92.57% of the outstanding aggregate principal amount of the 2020 Notes, and $309,135,000 in aggregate principal amount of the 2022 Notes, representing approximately 95.12% of the outstanding aggregate principal amount of the 2022 Notes, validly tendered (and not validly withdrawn) in the Exchange Offer, the Company (i) issued $633,657,047 aggregate principal amount of its New Notes and (ii) issued 8,412,615 Shares (such amounts reflect the election by certain tendering holders to receive additional amounts of New Notes in lieu of Shares). The Company also paid in cash accrued and unpaid interest on Existing Notes accepted in the Exchange Offer from the applicable last interest payment date to, but not including, March 31, 2016. The New Notes will bear interest at a rate of 1.0% per annum for the first three semi-annual interest payments after issuance and 8.0% per annum payable in cash thereafter.

As the Company received the necessary consents to effect the Indenture Amendments, any Existing Notes not validly tendered pursuant to the Exchange Offer remain outstanding and the holders are subject to the terms of the supplemental indenture implementing the Indenture Amendments.

“We are very pleased with the success of our second lien exchange offer,” said Tom Stabley, Chief Executive Officer. “Almost 94% of our bondholders participated in the exchange, providing Rex Energy with flexibility and additional liquidity to execute our strategic and operating plans for 2016 and 2017. This is another positive step forward in our efforts to align our capital structure and liquidity requirements, and we are continuing to pursue initiatives that position us to withstand the sustained low commodity price environment.”

The New Notes and Shares have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In addition, the Shares are not transferrable for six months from the date of issuance. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of these securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

RBC Capital Markets acted as Lead Dealer Manager and Solicitation Agent in the Exchange Offer.

About Rex Energy Corporation

Headquartered in State College, Pennsylvania, Rex Energy is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties, such as financial market conditions, changes in commodities prices and the other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other subsequent filings with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Rex Energy has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

Contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com